As filed with the Securities and Exchange Commission on June 26, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CELL THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1533912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 Elliot Avenue West, Suite #400 Seattle, WA	98119
(Address of Principal Executive Offices)	(Zip Code)

CELL THERAPEUTICS, INC. 2003 EQUITY INCENTIVE PLAN

(Full title of the plan)

James A. Bianco

President and Chief Executive Officer

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

(206) 272-4000

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, no par value per share, to be issued pursuant to the 2003 Equity Incentive Plan, including associated Preferred Stock Purchase Rights	1,150,000	$9.51	$10,936,500	$884.76

(1)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices as reported on the Nasdaq National Market on June 24, 2003.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, filed April 30, 2003, which contains audited financial statements for the Registrant’s latest fiscal year for which audited financial statements have been filed.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed May 12, 2003.

(3)	The Registrant’s Definitive 14A Proxy Statement filed May 14, 2003.

(4)	The Registrant’s Current Reports on Form 8-K filed April 22, 2003, June 17, 2003 and June 19, 2003.

(5)	The Registrant’s Registration Statement on Form 10 filed with the SEC on April 29, 1996 (as amended on June 27, 1996 and June 28, 1996) and the Registrant’s Registration Statement on Form 8-A filed with the SEC on November 15, 1996 (as amended by a Form 8-A/A filed with the SEC on January 10, 2003).

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article IX of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant’s Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit

5.1	Opinion regarding legality of the securities to be offered.

10.1	Cell Therapeutics, Inc. 2003 Equity Incentive Plan.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).

24.1	Power of Attorney (see Signature Page to this Registration Statement).

Item 9.  Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Cell Therapeutics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 26, 2003.

CELL THERAPEUTICS, INC.

By:	/s/ JAMES A. BIANCO
James A. Bianco, President and
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Bianco and Louis A. Bianco, and each of them his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Max E. Link Max E. Link	Chairman of the Board and Director	June 26, 2003

/s/ James A. Bianco James A. Bianco	President and Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2003

/s/ Louis A. Bianco Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	June 26, 2003

/s/ Jack L. Bowman Jack L. Bowman	Director	June 26, 2003

/s/ John M. Fluke John M. Fluke	Director	June 26, 2003

/s/ Vartan Gregorian Vartan Gregorian	Director	June 26, 2003

/s/ Mary O. Mundinger Mary O. Mundinger	Director	June 26, 2003

/s/ Phillip M. Nudelman Phillip M. Nudelman	Director	June 26, 2003

/s/ Jack W. Singer Jack W. Singer	Director	June 26, 2003

/s/ Martin P. Sutter Martin P. Sutter	Director	June 26, 2003

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion regarding legality of securities to be offered.

10.1	Cell Therapeutics, Inc. 2003 Equity Incentive Plan.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).

24.1	Power of Attorney (see Signature Page to this Registration Statement).